Exhibit 99.1

Duke Medicine	Laboratory Corporation of America
Contact: Debbe Geiger	Investor/Media Contact:
Duke Medicine News & Communications	Stephen Anderson – 336-436-5274
919-660-9461	Company Information:
Debbe.Geiger@Duke.edu	www.labcorp.com

FOR IMMEDIATE RELEASE: April 20, 2010 9:00am

Duke, LabCorp Combine Forces to Create The Biomarker Factory

Durham and Burlington, N.C. - Duke University Medical Center and Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the formation of a joint venture to commercialize new biomarkers. The new entity is designed to speed the translation of newly discovered biomarkers into widely available clinical tools that can measure individual therapeutic responses, predict disease progression, and evaluate any number of biologic or disease-causing processes.

This innovative venture known as The Biomarker Factory combines Duke’s excellence in biomarker discovery and validation with LabCorp’s expertise in the development and commercialization of innovative diagnostic and laboratory tools.

“The Biomarker Factory is at the intersection of translational medicine and personalized medicine,” said Victor J. Dzau, MD, Chancellor for Health Affairs, Duke University, and CEO, Duke University Health System. “By consolidating our collective strengths, this joint venture will be uniquely positioned to accelerate the translation of scientific discoveries into clinical practice, and create the potential for a major step forward in our pursuit of personalized medicine.”

“The Biomarker Factory will position Duke and LabCorp on an end-to-end pathway from the research bench to the physician office,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “The Biomarker Factory will contribute greatly to the realization of the promise of individualized medicine and will assist physicians in understanding how to use newly developed biomarkers to improve patient outcomes and reduce healthcare costs.”

Biomarkers are being used in developing treatments for diseases such as Alzheimer’s, heart disease, breast and lung cancer.  Recent groundbreaking research by Duke scientists, John McHutchison and David Goldstein

-more-

demonstrated how biomarkers can give critical information about the likelihood that a patient will benefit from treatment for Hepatitis C.

“Biomarkers give us clues about what to expect about the risk of an illness, its future course and response to treatment, including benefits and harms,” commented Rob Califf, MD, Vice Chancellor for Clinical Research at Duke University Medical Center and Director of the Duke Translational Medicine Institute.

“A particularly exciting aspect of this partnership is that we will be developing deep knowledge about appropriate use of biomarkers in clinical practice and how to provide this information so that patients and doctors can make better decisions,” added Andrew Conrad, Ph.D., Executive Vice President and Chief Scientific Officer of LabCorp.

The Biomarker Factory will benefit from hundreds of thousands of biological samples contributed by Duke, as well as the infrastructure already in place in the Duke-led, large-scale epidemiology study known as MURDOCK, which is currently recruiting 50,000 people into a registry. The Biomarker Factory will also capitalize on LabCorp’s biorepository being developed to discover and validate biomarkers in human disease. Financial terms were not disclosed.

“The Biomarker Factory will leverage existing assets in both founding organizations and focus them in a new way to rigorously demonstrate the utility of biomarkers to stratify disease, conserve healthcare resources, and optimize health outcomes,” says Victoria Christian, Chief Operating Officer of the Duke Translational Research Institute who spearheaded the enterprise.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.

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